Exhibit 99.2

Facebook (Overseas Shipholding Group - OSG)

●	This morning, we announced that Overseas Shipholding Group has reached an agreement to be acquired by Saltchuk Resources. We look forward to working together, as part of Saltchuk’s family of diversified transportation, marine service, and energy distribution companies, to build on our legacy as a premier vessel operator with unwavering dedication to our customers.

“Saltchuk’s operating companies have distinguished themselves in their respective segments, and this transaction partners us with an organization that shares our values and focus on customers. We are thrilled to soon join the Saltchuk family of companies,” said Sam Norton, OSG’s President and Chief Executive Officer.

For more information, read our full press release here: https://www.osg.com/overseas-shipholding-group-enters-into-a-definitive-agreement-to-be-acquired-by-saltchuk-resources-inc/

LinkedIn (Overseas Shipholding Group)

●	This morning, we announced that Overseas Shipholding Group has reached an agreement to be acquired by Saltchuk Resources. We look forward to working together, as part of Saltchuk’s family of diversified transportation, marine service, and energy distribution companies, to build on our legacy as a premier vessel operator with unwavering dedication to our customers.

“Saltchuk’s operating companies have distinguished themselves in their respective segments, and this transaction partners us with an organization that shares our values and focus on customers. We are thrilled to soon join the Saltchuk family of companies,” said Sam Norton, OSG’s President and Chief Executive Officer.

For more information, read our full press release here: https://lnkd.in/e7iJnh9R

Instagram (@OverseasShipholdingGroup)

●	This morning, we announced that Overseas Shipholding Group has reached an agreement to be acquired by Saltchuk Resources. We look forward to working together, as part of Saltchuk’s family of companies, to build on our legacy as a premier vessel operator with unwavering dedication to our customers.

For more information, you can read the full press release at the link in our bio.